Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in Kodiak Oil & Gas Corp.’s (the “Company”) Registration Statements (Nos. 333-152311, 333-168644, 333-169517, 333-170423 and 333-173520) on Form S-3, Registration Statements (Nos. 333-138704, 333-144878 and 333-168039) on Form S-8 and Registration Statement (333-182783) on Form S-4 of (1) the references to our firm, in the context in which they appear, (2) the information regarding our audit of the Company’s estimated proved reserves as of June 30, 2012 and (3) our report and the information derived therefrom relating to such information, in each case, included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ G. Lance Binder

G. Lance Binder
Executive Vice President

Dallas, Texas
August 1, 2012